Exhibit 2(b)

This document is important and requires your immediate attention.
If you are in any doubt as to how to deal with it you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

                    NOTICE OF CHANGE AND VARIATION
                       OF THE OFFERS TO PURCHASE

             all of the Class A Subordinate Voting Shares
                     and all of the Class B Shares

                                  of

                            DMR GROUP INC.

                             at a price of

                     Cdn. $8.25 in cash per share

    by Amdahl Canada Acquisition Inc., a wholly owned subsidiary of

                         AMDAHL CANADA LIMITED

The Offers, as amended by this Notice of Change and Variation, are described in the Offers to Purchase and Offering Circular of Amdahl Canada Acquisition Inc. dated September 27, 1995 and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery.

THE OFFEROR HEREBY GIVES NOTICE THAT IT IS AMENDING AND VARYING ITS OFFERS BY WAIVING THE CONDITIONS TO THE CLASS B OFFER AND EXTENDING THE EXPIRY TIME OF THE OFFERS. THE OFFERS, AS AMENDED BY THIS NOTICE OF CHANGE AND VARIATION, WILL BE OPEN FOR ACCEPTANCE, UNLESS FURTHER EXTENDED, UNTIL 6:00 P.M., MONTREAL TIME, ON TUESDAY, OCTOBER 31, 1995.

Questions and requests for assistance may be directed to the Dealer Manager for the Offers, RBC Dominion Securities Inc. in Canada and RBC Dominion Securities Corporation in the United States, or the Depositary or the Forwarding Agent. Additional copies of this document, the Offers to Purchase and Offering Circular dated September 27, 1995 and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary or the Forwarding Agent at their respective addresses shown in the Letter of Acceptance and Transmittal.

                 The Dealer Manager for the Offers is

in Canada                       in the United States
---------                       --------------------
RBC Dominion Securities Inc.    RBC Dominion Securities Corporation

October 19, 1995

TO:   Holders of Class A Subordinate Voting Shares and
      Class B Shares of DMR Group Inc.

      By notice to the Depositary on October 19, 1995, Amdahl Canada Acquisition Inc. (the "Offeror") has, as set forth in this Notice of Change and Variation, amended its Offers dated September 27, 1995 pursuant to which the Offeror is offering to purchase all of the Class A Shares and Class B Shares of DMR Group Inc.

      Except as otherwise set forth in this Notice of Change and Variation, the terms and conditions of the Offers continue to be applicable in all respects and this Notice of Change and Variation should be read in conjunction therewith. Unless the context otherwise requires, terms denoted by initial capital letters and not otherwise defined herein have the respective meanings set forth in the Offers.


1.    WAIVER OF CONDITIONS

      The Offeror has waived the conditions to the Class B Offer set forth in section 6 of the Offers to Purchase.


2.    EXTENSION OF EXPIRY TIME

      The Expiry Time of the Offers, being the period during which the Offers are open for acceptance, has been extended to 6:00 p.m., Montreal time, on Tuesday, October 31, 1995.


3.    SHARES TAKEN UP AND PAID FOR UNDER THE OFFERS

      The Depositary advised the Offeror that, as of 4:55 p.m., Montreal time, on the date hereof, a total of 1,670,278 Class A Shares and 3,556,088 Class B Shares were deposited, and not withdrawn, under the Offers, of which 1,666,300 Class A Shares and 3,556,088 Class B Shares were deposited by the Controlling Shareholders. Prior to extending the Offers, the Offeror advised the Depositary at its principal office in Montreal that the Offeror was waiving all of the conditions to the Class B Offer and instructed the Depositary to take up and pay for all of the Class B Shares and Class A Shares validly deposited, and not withdrawn, under the Offers. Such Shares (the "Acquired Shares") were taken up and paid for by the Offeror on the date hereof. As a result of taking up and paying for the Class B Shares, the condition to the Class A Offer was satisfied. The Offeror is now the direct and indirect beneficial owner of 1,670,278 Class A Shares, representing approximately 15% of the outstanding Class A Shares, and 3,556,088 Class B Shares, representing more than 99% of the outstanding Class B Shares. The Acquired Shares represent approximately 80% of the voting rights attaching to all currently outstanding Shares so that the Offeror has now obtained the right to control DMR.


4.    THE BDM OFFER

      On September 29, 1995, BDM Alliance Inc. ("BDM") mailed its offer (and accompanying offering circular) to shareholders of DMR. BDM's offer, which is subject to certain conditions, is stated to expire on October 20, 1995, unless extended or withdrawn.


5.    MOTION TO AND DECISION OF THE QUEBEC SUPERIOR COURT

      On October 2, 1995, Mr. Pierre Ducros and the Offeror, among others, filed a motion (the "Principal Motion") with the Quebec
Superior Court for a declaratory judgement asking the court to:

      (a) confirm that the Articles provide that any Class A Shares tendered to an offer made for only the Class B Shares are not converted into Class B Shares unless the offeror has taken up and paid for a sufficient number of Class B Shares to five the offeror more than 50% of the voting rights attaching to all outstanding Shares prior to giving effect to the conversion; and

      (b) declare that, in the present circumstances, considering the irrevocable tender of the Controlling Shareholders' Shares to the Offers and the notice referred to in paragraph 4 above, BDM's offer cannot succeed.

      On October 10, 1995, in an oral judgement (subsequently supported by written reasons signed on October 16, 1995), the Quebec Superior Court dismissed the Principal Motion and declared that (i) the offer by BDM constituted an offer as defined in section 3.4.2.6 of the Articles, (ii) holders of Class A Shares have a right to convert such shares into Class B Shares for the purposes of participating in BDM's offer, and (iii) BDM has the right to take up and pay for the Class B Shares tendered under its offer (including those resulting from the conversion of Class A Shares) so long as the number of shares deposited, and not withdrawn, is sufficient to constitute BDM as a holder, at the expiry of its offer, of more than 50% of the voting rights attaching to all outstanding Shares.

      Amdahl announced on October 10, 1995 that it would appeal the decision of the Quebec Superior Court. On October 17, 1995, an inscription in appeal (the "Inscription in Appeal") of the judgement of the Quebec Superior Court was filed before the Quebec Court of Appeal by Amdahl Canada and the Offeror. On October 18, 1995, the appellants filed a motion to obtain an early hearing date before the Quebec Court of Appeal. This motion is scheduled to be heard by the Chief Justice of the Quebec Court of Appeal on Monday, October 23, 1995.

      For the reasons outlined in the Inscription in Appeal, the Offeror continues to believe that both the intent and the wording of the Articles provide that a conversion of the Class A Shares into Class B Shares is not permitted to occur if the Controlling Shareholders reject an offer made only for Class B Shares. The Offeror believes that the right of conversion for the Class A Shares in the Articles should be interpreted as a normal "coat tail" provision, which permits the Class A Shares to participate in an offer made only for the Class B Shares if, but only if, the Controlling Shareholders who own the Class B Shares have accepted that offer and so caused a change of control of DMR. If the Controlling Shareholders do not accept that offer, the Class A Shares may not participate in it by converting into Class B Shares. The effect of the judgment of the Quebec Superior Court is to grant the minority Class A Shareholders the ability to sell control of DMR to an offer made only for the Class B Shares without the Controlling Shareholders' consent, thereby divesting the Controlling Shareholders of their control. The Offeror does not believe that this was the intention of DMR or its shareholders when the Articles were approved. The wording of the Articles can and should be interpreted as providing a normal "coat tail" agreement.


6.    THE IBM OFFER

      Following the release of the judgment of the Quebec Superior Court, IBM Canada Ltd. announced that it would be making an offer for all of the Class B Shares (including Class B Shares issued on conversion of Class A Shares) at $11.00 cash per Class
B Share. On October 13, 1995, IBM Canada Services Corp. ("IBM"), a wholly-owned subsidiary of IBM Canada Ltd., mailed its offer ( and accompanying offering circular) to shareholders of DMR.
IBM's offer, which is subject to certain conditions, is stated to expire on November 3, 1995, unless extended or withdrawn.

      IBM's offer is conditional upon, among other things, there being validly deposited under its offer and not withdrawn 90% of the Class B Shares outstanding upon the completion of its offer. The Offeror is the direct and indirect beneficial owner of a sufficient number of Class B Shares to prevent the satisfaction of this condition to IBM's offer.


7.    RIGHT TO WITHDRAW DEPOSITED SHARES

      Holders of Shares have the right to withdraw Deposited
Shares under the circumstances and in the manner described in section 7 of the Offers to Purchase under "Right to Withdraw
Deposited Share".


8.    PAYMENT FOR DEPOSITED SHARES

      The Offeror will take up and pay for all Shares validly deposited, and not withdrawn, under the Offers after the date hereof as provided in section 8 of the Offers. Under applicable securities laws, such Shares must be taken up and paid for with 10 days of their deposit.


9.    AMENDMENTS TO OFFERS TO PURCHASE, OFFERING CIRCULAR, LETTER
OF ACCEPTANCE AND TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY

      The Offers to Purchase, the Offering Circular and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery are hereby amended mutatis mutandis to reflect he amendments contemplated by this Notice of Change and Variance.


10.   DIRECTOR'S APPROVAL

      The contents of this Notice of Change and Variation have been approved, and the sending, communication or delivery thereof to the holders of the Shares has been authorized, by the board of directors of the Offeror.


11.   OFFEREES' STATUTORY RIGHTS

      Securities legislation in certain of the provinces and territories of Canada provides security holders of DMR with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

                              CERTIFICATE

October 19, 1995

      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Shares which are the subject of the Offers, as amended by this Notice of Change and Variation.

                    AMDAHL CANADA ACQUISITION, INC.


By:   /s/DENNIS R. ING          By:   /s/JAMES WENDLING
      -----------------               ------------------
      Dennis R. Ing                   James Wendling
      Chief Executive Officer         Chief Financial Officer


                  On behalf of the Board of Directors

By:   /s/DONALD C. ROSS         By:   /s/P. DOUGAL MACDONALD
      ----------------                ----------------------
      Donald C. Ross                  P. Dougal MacDonald
      Director                        Director

                   The Depositary for the Offers is:
                   ---------------------------------


                   MONTREAL TRUST COMPANY OF CANADA


                         FOR DELIVERY BY MAIL:
                         --------------------

                      1800 McGill College Avenue
                               8th Floor
                           Montreal, Quebec
                                H3A 3K9


                   FOR DELIVERY BY HAND OR COURIER:
                   --------------------------------

1800 McGill College Avenue            151 Front Street West
8th Floor                             8th Floor
Montreal, Quebec                      Toronto, Ontario
H3A 3K9                               M5J 2N1
Facsimile:(514) 982-7347              Facsimile:(416) 981-9596
Telephone: (514) 982-7555             Telephone: (416) 981-9608

                510 Burrard Street
                2nd Floor
                Vancouver, B.C.
                V6C 3B9
                Facsimile:  (604) 661-9480
                Telephone:  (604) 661-0283


                   The Dealer Manager of the Offers:
                   ---------------------------------

RBC DOMINION                          RBC DOMINION
SECURITIES INC.                       SECURITIES INC.
Commerce Court South                  2000 McGill College
Toronto, Ontario                      Suite 300
M5L 1A7                               Montreal, Quebec
Marianne Anderson (416) 864-4509      H3A 3H5
Shaun Finnie (416) 941-5835           Jeffrey Drummond
                                        (514) 282-5204
Emma Loewen (416) 864-4518


                       The Forwarding Agent is:
                       ------------------------

                        THE BANK OF NOVA SCOTIA
                       TRUST COMPANY OF NEW YORK
                           One Liberty Plaza
                              23rd Floor
                          New York, NY 10006
                       Facsimile: (212) 225-5438
                       Telephone: (212) 225-5436